Exhibit 99.1

Amsterdam, November 6th 2007
 PRESS RELEASE

Playlogic Entertainment:
third quarter net profit of $2.1 million

•	Q3 net revenues: $3.7 million (Q3 2006: $ 1.5 million)
•	Q3 net profit: $2.1 million (Q3 2006: $ -4.6 million)
•	Q3 net earnings per share: $ 0.07 (Q3 2006: $ -0.19)

(New York, USA / Amsterdam, the Netherlands) November 6th, 2007 – Playlogic Entertainment, Inc. (Nasdaq OTC: PLGC.OB) announced financial results for the third quarter of 2007, ending September 30.

Net revenues
Net revenue was $3.7 million, for the third quarter, compared to $1.5 million for the three months ended September 30, 2006. This increase of $2.2 million, or 154%, is mainly attributable to the release of the new titles Obscure II (PS2 and PC), Evil days of Luckless John (PC) and Xyanide Resurrection (PS2 and PSP).

For the nine months ended September 30, 2007, net revenue climbed to $8.3 million from $4.6 million the year before. This increase of $3.7 million, or 80%, in net revenue is primarily attributable to the above mentioned releases of new games and the First Party Software Development Agreement with Sony Computer Entertainment Europe (SCEE).

Gross profit
Gross profit for the three months ended September 30, 2007 was $2.0 million. Gross profit totalled $0.8 million in the comparable year-earlier period. This represents an increase of $ 1.2 million or 154%.

For the nine months ended September 30, 2007, gross profit was $4.8 million, compared to
 $2.0 million the previous year. This represents an net increase of $2.8 million or 140%.

Net profit
Net profit for the third quarter ended September 30, 2007, was $2.1 million versus a loss of $4.6 million the comparable year-earlier period.

For the nine months ended September 30, 2007, net profit was $1.6 million, compared to a loss of $8.5 million the same period the year before.

Net earnings per share
Net earnings per share totalled $0.07 per share (Q3 2006: $ - 0.19), taken into account the shares issued in connection with the previously announced private placement of $12.3 million. Net earnings per share for the first nine months of 2007 totalled $0.06 per share (first nine months 2006: $ - 0.35).

New developments
Rogier W. Smit, executive vice president of Playlogic said: “We are pleased with our financial and commercial achievements in the third quarter of this year. The net profit of $2.1 million shows that our policy of cost control, on the one hand, and investing in our future growth by acquiring and publishing more high quality products, on the other, is paying off. ”

Outlook
Building on the results of the first nine months, management is positive about the outlook of the remainder of 2007. For 2008 it expects further growth in net revenues and gross profit.  Results may vary in upcoming quarters in accordance with the release schedule. For the first quarter of 2008 the company expects to release 6 to 8 titles worldwide on various platforms. Playlogic’s First Party Software Development Agreement with Sony Computer Entertainment Europe (SCEE) also continues throughout 2008.

About Playlogic:
Playlogic Entertainment, Inc. is an independent publisher of entertainment software for PCs, consoles, handhelds, mobile devices, and other digital media. Playlogic distributes its products worldwide through all available channels, online and offline. Playlogic, who currently has approximately 75 employees, is listed on Nasdaq OTC under the symbol "PLGC.OB" and is headquartered in New York and Amsterdam. Its internal game development studio is based in Breda (The Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, Playlogic's in-house development studio based in Breda, as well as games developed by a number of studios throughout the world with approximately 300 people of external development staff. Currently, 10 games on 12 platforms are in the works including “Obscure II (Wii),” “Officers” and “Age of Pirates: Captain Blood” and “Evil Days of Luckless John” which will be published this year, and “Dragon Hunters” based on the animated TV series and up-coming movie which will be published early next year. Recent world-wide releases include “Xyanide Resurrection,” “Ancient Wars: Sparta,” "Infernal,” "Age of Pirates: Caribbean Tales," “World Racing 2,” “Knights of the Temple 2”, “Gene Troopers”, “ Evil Days of Luckless John” and “Obscure II (PS2, PC)”.

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product.

FORWARD LOOKING STATEMENTS
This release contains statements about Playlogic's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to Playlogic's business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to Playlogic on the date of this release, and Playlogic assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic Entertainment, Inc.
Rogier Smit, Executive Vice President
T: +31 20 676 03 04
M: +31 6 13 73 20 10
E: rwsmit@playlogicint.com

Jeroen Stein, IR & PR Department
T: +31 20 676 03 04
M: +31 6 13 73 20 10
F : +31 20 673 13 14
E: jstein@playlogicint.com

For further information about Playlogic, please visit the Corporate Center at www.playlogicgames.com